File No. 70-9343

                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                      ------------------------------

                    POST-EFFECTIVE AMENDMENT NO. 3 TO
                                   FORM U-1
                              (AMENDMENT NO. 5)
                           APPLICATION/DECLARATION
                                   UNDER
               THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              NORTHEAST UTILITIES
                              174 Brush Hill Avenue
                    West Springfield, Massachusetts  01090-0010

                    NORTHEAST UTILITIES SERVICE COMPANY
                              NU ENTERPRISES, INC.
                              107 Selden Street
                         Berlin, Connecticut  06037
               (Name of companies filing this statement and address of principal executive offices)

                              NORTHEAST UTILITIES
                    (Name of top registered holding company)

                              Cheryl W. Grise, Esq.
               Senior Vice President, Secretary and General Counsel
                         Northeast Utilities Service Company
                                   P.O. Box 270
                         Hartford, Connecticut  06141-0270
                      (Name of address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

David R. McHale                                  Jane P. Seidl, Esq.
Vice President and Treasurer                     Senior Counsel
Northeast Utilities                              Northeast Utilities
  Service Company                                Service Company
P.O. Box 270                                     P.O. Box 270
Hartford, Connecticut                            Hartford, Connecticut
06141-0270                                       06141-0270



BACKGROUND

1. By Order dated November 12, 1998 (HCAR No. 35-26939), in this File No. 70-9343, the Commission, among other things, authorized (i) the formation and financing by Northeast Utilities ("NU") of a nonutility subsidiary company (which is referred to therein as "Newco" but which is now known as NU Enterprises, Inc. ("NUEI")) which will engage, through multiple subsidiaries, in a variety of energy related and other activities and (ii) the acquisition by NUEI of the securities of GENCO (now known as Northeast Generation Company), Northeast Generation Services, Inc. (now known as Northeast Generation Services Company), HEC Inc., Mode 1 Communications, Inc. and Select Energy, Inc. (collectively, the "Nonutility Subsidiaries"). The Commission also authorized NU and NUEI to issue guarantees or provide other forms of credit support or enhancements (collectively, "Guarantees") to or for the benefit of NUEI, the Nonutility Subsidiaries and NU's other direct or indirect Rule 58 subsidiaries to be formed by NU, in an aggregate amount not to exceed $75 million through December 31, 1999. By Order dated May 19, 1999, the Commission authorized an increase in the Guarantee authority from $75 million to $250 million. The Applicants continue to find that the use of the Guarantees is an effective tool in promoting valuable commercial relationships and is a common means of transacting business in support of the Nonutility Subsidiaries. As a result of the growing scope and pace of the business activities of the Nonutility Subsidiaries, the Applicants have nearly reached the $250 million limit previously approved by the Commission. The Applicants now propose to increase the aggregate amount of Guarantees which may be provided by NU or NUEI to the Nonutility Subsidiaries and other to be formed Rule 58 subsidiaries to $500 million and to extend the date through which the guarantees may be provided up to December 31, 2002.

2. This post-effective amendment to the Application is filed to obtain authorization for the increase in the Guarantee limit and the extension of the Guarantee period as described above.

AMENDMENT TO THE APPLICATION

To reflect the foregoing, the Application/Declaration in this proceeding, as previously amended, is further amended as follows:

3. The first sentence of Paragraph 8 is deleted and replaced with the following:

"NU and NUEI also propose to issue guarantees or provide other forms of credit support or enhancements (collectively, "Guarantees") to or for the benefit of NUEI, the Nonutility Subsidiaries and NU's other direct and indirect Rule 58 subsidiaries to be formed by NU, NUEI or the Nonutility Subsidiaries (the "Guaranteed Entities") in an aggregate amount not to exceed $ 500 million ("Aggregate Authorization"), through December 31, 2002."

ITEM 5. PROCEDURE

4. The Applicants hereby waive any recommended decision by a hearing officer or by any other responsible officer of the Commission and waive the 30-day waiting period between issuance of the Commission's order and the date on which it is to become effective, since it is desired that the Commission's order, when issued, become effective immediately. The Applicants consent that the office of Public Utility Regulation within the Division of Investment Management may assist in the preparation of the Commission's decision and/or order.

ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS

        (a) Exhibits

              H.2  Proposed Form of Notice

       (b)  Financial Statements

     The pro-forma effect on NU's financial statements of the proposed amendments increasing the aggregate amount of Guarantees to be issued by NU and NUEI is not material and therefore no new financial statements are filed.

                              SIGNATURES

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned have duly caused this Amendment to be signed on behalf of each of them by the undersigned thereunto duly authorized.

Date:      August 23, 1999


NORTHEAST UTILITIES
NORTHEAST UTILITIES SERVICE COMPANY
NU ENTERPRISES, INC.


By: /s/ David R. McHale
David R. McHale
Vice President and Treasurer